                        [WLR FOODS, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE    Contacts:  Delbert L. Seitz
                                    Chief Financial Officer
                                    703-896-7001

                                    Gail E. Price, Director of
                                    Corporate Communication
                                    703-896-0403


                  WLR FOODS ANNOUNCES AGREEMENT TO ACQUIRE
                       CUDDY FARMS INC. FOOD DIVISION


Broadway, Virginia, July 28, 1994 -- WLR Foods Inc. (NASDAQ:  WLRF) today announced the signing of a definitive agreement to purchase the turkey processing and production assets of Cuddy Farms Inc. in a transaction that will grow WLR Foods into the nation's second largest turkey company.  WLR

Foods will acquire Cuddy's three turkey processing facilities, a feed mill and growout operations, and Cuddy's interest in a cold storage and distribution facility, all in North Carolina, with additional growout operations in South Carolina.  Cuddy Farms is headquartered in North

Carolina and is a subsidiary of Canada-headquartered Cuddy International.

                            -more-

WLR FOODS ANNOUNCES AGREEMENT TO ACQUIRE
CUDDY FARMS INC. FOOD DIVISION
July 28, 1994
Page 2


The purchase price for the Cuddy assets is approximately $73.8 million and includes a five-year non-competition agreement.  WLR Foods will pay

$43 million in cash and issue common stock for the balance.  The transaction will be handled as a purchase of assets, and not as a pooling of interest.  The purchase price is subject to certain post-closing adjustments which are not expected to be material.



In making the announcement, James L Keeler, president and chief executive officer of WLR Foods, commented:  "WLR Foods has been talking with Cuddy about this acquisition for several years, and we are excited to have Cuddy now join the WLR Foods family and our first-rate turkey division.  The board's decision to acquire Cuddy's food division is another example of its commitment to building shareholder value through smart, friendly acquisitions.  We are most pleased to expand WLR Foods significantly,

especially in further processed foods, without expanding the industry's capacity.  With Cuddy, we will become the nation's second largest turkey processor, supplying 11% of the American turkey market sales in the coming year.  Building value for WLR

                            -more-

WLR FOODS ANNOUNCES AGREEMENT TO ACQUIRE
CUDDY FARMS INC. FOOD DIVISION
July 28, 1994
Page 3


Foods shareholders has been our top priority, and we expect a positive impact on earnings per share even before improvements and economies of scale from this acquisition are realized.  WLR Foods will achieve a billion dollars in sales in 1995, ahead of our projected management goals."



Following the acquisition, Cuddy is expected to own between nine and 10.5%

of WLR Foods outstanding common stock.  According to terms of the agreement, Cuddy's stock will be voted with recommendations of WLR Foods board of directors for four years unless there is an earlier change of control in WLR Foods.  Peter Green, chief executive officer of Cuddy

International, will be named to the WLR Foods Board of Directors at the closing of the acquisition, which is expected within 30 days.



Cuddy will retain its farm division, a major supplier of turkey eggs and poults.



WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler-

                            -more-

WLR FOODS ANNOUNCES AGREEMENT TO ACQUIRE
CUDDY FARMS INC. FOOD DIVISION
July 28, 1994
Page 4


Longacre(r) label and retail ice under the Cassco(r) label.  This

Fortune 500 company, with current annual revenues of $720 million, exports to more than 40 countries and has processing operations in Virginia, West

Virginia and Pennsylvania, close to its major mid-Atlantic markets.









                                    ###